Ex 3.1

                                 CONSTITUTION

                                    of the

                             PICAYUNE RESERVATION

                                   PREAMBLE

         We, the Chukchansi people of the Picayune Reservation, in order to form a tribal organization to handle our Tribe's affairs, improve the economic conditions of ourselves and our posterity, promote our common welfare, conserve and develop our land and other resources, encourage educational progress, and secure our powers of self-government, do hereby establish this Constitution.

                               ARTICLE I - NAME

         The name of this organized body shall be the Picayune Reservation, referred to hereinafter as "the Tribe."

                   ARTICLE II - TERRITORY AND JURISDICTION

         The jurisdiction of the Tribe shall extend to all lands comprising the Picayune Rancheria, as described in the Stipulation for Entry of Judgment entered in Hardwick, et al. v. United States, et al., N.D. Cal. No. C-79-1710-SW, notwithstanding the issuance of any patent, and to all lands hereafter acquired in any manner by the Tribe.

                           ARTICLE III - MEMBERSHIP

SECTION 1.        Membership

         (a) The membership of the Tribe shall consist of:

            (1) All persons who were listed as distributees or dependent members of distributees in the plan for distribution of the assets of the Picayune Rancheria, as approved by the Secretary of the Interior on June 30, 1960.

            (2) All persons of Chukchansi Indian blood who have a special relationship with the Tribe not shared by Indians in general, and who have received allotments of public land under the General Allotment Act of 1887, 25 USC ss. 331 et seq., as listed on any official roll of the Bureau of Indian Affairs,.

            (3) Persons who are direct lineal descendants of individuals eligible for membership under either subsection (1) or (2), regardless of whether the ancestor through whom eligibility is claimed is living or deceased, providing such descendant is of Chukchansi Indian blood.

            (4) All persons of Chukchansi Indian Blood who have a special relationship to the Tribe not shared by Indians in general, who have been accepted into membership under Section 2 of this Article.

         (b) All applications for membership from any person of Chukchansi Indian blood shall be submitted to the Enrollment Committee, which shall rule on the application pursuant to an Enrollment Ordinance adopted by the Tribal Council.



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         (c) Nothing in this section shall affect property rights existing prior to ratification of this Constitution of any member of the Tribe.

SECTION 2.        Petitions for membership

         (a) At any time within one year of the date of ratification of this Constitution, any person of Chukchansi Indian blood who believes her/himself to be entitled to membership in the Tribe, and who does not fall within the provisions of Sections 1(a)(1), (2) or (3) of this Article, may petition the Tribal Council for admission into membership. The Tribal Council shall review such petitions and determine whether the petitioner has, has had, or is the descendant of a person of Chukchansi Indian blood who had, a special relationship with the Tribe not shared by Indians in general. If the Tribal Council determines that the petitioner is eligible for membership under this provision, the petitioner shall be accepted as a tribal member with all rights and responsibilities of membership, and her/his name shall be added to the Base Membership Roll.

         (b) The Tribal Council may, in its discretion, extend the time for petitions under this section for up to one additional year.

SECTION 3.        Dual Enrollment

         No person shall be enrolled as a member of the Tribe if she/he is recognized as a member of any other tribe, band, or Indian community.

SECTION 4.        Base Membership Roll

         The Base Membership Roll (the Roll) shall be prepared in accordance with an ordinance adopted by the Tribal Council. Such ordinance shall contain provisions for establishment of an Enrollment Committee, enrollment procedures, including application forms, approval or disapproval of applications, rejection notices, and appeals procedures, for corrections to the Roll, and for keeping the Roll current.

                         ARTICLE IV - GOVERNING BODY

SECTION 1.        General Council.

         The General Council shall consist of enrolled members of the Tribe, 18 years of age or older. The General Council shall exercise those powers delegated to it by this Constitution.

SECTION 2.        Tribal Council.

         The Governing Body of the Tribe shall be known as the Tribal Council. The General Council shall elect from its own members by secret ballot a Tribal Council consisting of seven members.

                   ARTICLE V - POWERS OF THE GOVERNING BODY

         The Tribal Council shall have the following powers:

         (a) to promulgate and enforce bylaws and ordinances necessary to carry out its powers under this Constitution;

         (b) to promulgate and enforce ordinances governing the conduct of the members of the Tribe, and non-members within the Tribe's jurisdiction;

         (c) to safeguard the peace, safety, morals, and general welfare of the Tribe;

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         (d) to confer with the Secretary of the Interior or his
representative and make recommendations regarding the uses and disposition of tribal property;

         (e) to prevent the sale, disposition, lease or encumbrance of tribal lands, interest in lands, or other community assets of the Tribe, provided that no tribal lands shall ever be sold or encumbered except for tribal purposes, or leased for a period exceeding five years, except that leases for mining purposes may be made for such longer periods as may be authorized by the Tribal Council;

         (f) to purchase in the name of the Tribe any land or other property the Tribal Council may deem beneficial to the Tribe;


         (g) to acquire under condemnation proceedings in courts of competent jurisdiction, land or other property;

         (h) to administer and regulate the use and disposition of all Tribal property;

         (i) to borrow money from any governmental agency, and to pledge or assign future Tribal income as security for such loans;

         (j) to manage tribal funds in accordance with approved resolutions;

         (k) to collect and expend any tribal funds within the exclusive control of the Tribe, and to recommend the expenditure of any other tribal funds;

         (l) to regulate the conduct of business activities within the exterior boundaries of the Picayune Reservation;

         (m) to manage all economic affairs and enterprises of the Tribe;

         (n) to promulgate and enforce ordinances providing for taxes, assessments, and license fees upon all persons doing business within the exterior boundaries of the Picayune Reservation, and to grant special rights or privileges to, and otherwise regulate the conduct of business activities within the Picayune Reservation;

         (o) to apportion available tribal funds for public purposes;

         (p) to administer any funds within the control of the Tribe and to make expenditures of available funds for tribal purposes in accordance with a budget approved by the Tribal Council, provided that all expenditures of the tribal funds under the control of the Tribal Council shall be made only by resolution, duly approved at regular or special meetings of the Tribal Council, and that the amount so expended shall be a matter of record;

         (q) to charter subordinate organizations for economic purposes and to regulate the activities of all cooperative associations of members of the Tribe by ordinance;

         (r) to waive the Tribe's sovereign immunity from unconsented suit, provided, that any such waiver must be approved by a two-thirds majority of all members of the Tribal Council;

         (s) to appoint necessary committees;

         (t) to delegate to subordinate boards, or cooperative associations any of the powers enumerated herein, reserving the right to review any action taken by virtue of such delegated powers;

         (u) to provide for the protection and preservation of tribal property, wildlife, and natural resources;

         (v) to cultivate and preserve native Chukchansi arts, crafts, language, culture and Indian ceremonials;

         (w) to provide for the establishment of Tribal Courts for all purposes allowed by Law, including exercising the Tribe's jurisdiction and protecting the rights and interests of the Tribe's members under the Indian Child Welfare Act, 25 U.S.C. ss. 1918;

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         (x) to exercise such further powers, consistent with this
Constitution, as needed to carry out the powers listed herein.

                            ARTICLE VI - MEETINGS

SECTION 1.        Tribal Council Meetings

         Regular meetings of the Tribal Council shall be held on the fourth Monday of each month in a place designated by the Tribal Council. Special meetings of the Tribal Council may be called by the Chairperson and shall be called by her/him upon receipt of a petition signed by at least three Tribal Council members and when so called, the Tribal Council shall have the power to transact business as in regular meetings provided that a quorum is present. Council members shall be notified at least three days in advance of all special meetings.

SECTION 2.        Quorum

         A quorum of the Tribal Council shall consist of four members of the Tribal Council. No business shall be transacted unless a quorum is present.

SECTION 3.        General Council Meetings

         Regular meetings of the General Council shall be held quarterly. The date, time, and place shall be determined by the Tribal Council. Special meetings of the General Council may be called by the Chairperson of the Tribal Council upon receipt of a petition signed by at least 51% of the members of the General Council.

SECTION 4.        General Council

         A quorum of the General Council shall consist of 35% of the General Council. Once a quorum of the General Council has been established, a quorum shall consist of those present who may then conduct all business. If a quorum is not established, the Chairperson may then move to rescheduled or adjourn the meeting.

                           ARTICLE VII - ELECTIONS

SECTION 1.        Members of the Tribal Council

         Members of the Tribal Council shall be elected pursuant to an appropriate election ordinance, and shall serve until their successors are duly installed.

SECTION 2.        Voter Qualification

         All enrolled members of the Picayune Reservation, who are 18 years of age or older are qualified voters.

SECTION 3.        Qualification of Candidates

         Candidates for membership on the Tribal Council shall be qualified voters and shall reside within a 75 mile radius of the Picayune Reservation.

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SECTION 4.        First Election

         (a) The officers of the Tribal Council elected under the Constitution of the Picayune Reservation, approved March 31, 1987 (hereinafter "the provisional Tribal Council"), sitting at the time of ratification of this Constitution, shall hold office until their successors are duly elected and seated. The first regular election of officials under this Constitution shall be held on within 30 days after ratification of this Constitution.

         (b) At the first election held under this Constitution, the four candidates receiving the highest total of votes shall hold office for a period of two years. The first Chairperson, Secretary and Treasurer of the Tribal Council shall be elected from these four members. The three candidates receiving the next highest total of votes shall be elected for a term of one year. The Vice-Chairperson of the Tribal Council shall be elected from these three members. Thereafter, all terms of office shall be for two years.

         (c) The date of the annual elections shall be determined by the Tribal Council. Tribal Council members shall hold office until their successors are duly elected and installed.

SECTION 5.        Nominations

         The time, place, and manner of nominations shall be specified in the election ordinance adopted pursuant to Section 6 of this Article.

SECTION 6.        Election Ordinances

         a) The Tribal Council shall adopt an Election Ordinance following the effective date of this Constitution. Such ordinance shall include but not be limited to the following provisions: secret balloting, nomination of candidates, absentee balloting, and procedures for resolving election disputes.

         b) The Election Ordinance shall also include provisions regarding the conduct of recall and referendum elections, and a uniform procedure for submitting petitions. Elections to amend this Constitution shall be conducted in accordance with Article XII of the Constitution. The governing body is to conduct elections in accordance with the Election Ordinance.

SECTION 7.        Settlement of Election Disputes

         All election disputes, including the determination of the qualifications of any voter or any candidate, if questioned, will be resolved by an Election Committee established under the Election Ordinance.

                           ARTICLE VIII - OFFICERS

SECTION 1.        Election

         The Tribal Council shall elect from its membership a Chairperson, a Vice-Chairperson, a Secretary and a Treasurer.

SECTION 2.        Duties of Officers

         The duties of the officers of the Tribal Council shall be enumerated in bylaws adopted by the Tribal Council at its first regular meeting after taking office.

SECTION 3.        Qualifications

Officers of the Tribal Council shall:

         (a) be 25 years of age or older;

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         (b) reside within a 75 mile radius of the Reservation.

         (c) have attended at least eight Tribal Council meetings within the past year and have demonstrated an active involvement in Chukchansi affairs.

                            ARTICLE IX - VACANCIES

         Any office which has been vacated, whether by removal, recall, or forfeiture, shall be filled by appointment of the Tribal Council at its next meeting and such replacement shall serve the unexpired term of office.

                    ARTICLE X - REMOVAL, RECALL FORFEITURE

SECTION 1.        Removal

         The Tribal Council may, by a majority vote, remove any member of the Tribal Council for neglect of duty or gross misconduct. Any Tribal Council member subject to removal shall be given due notice and an opportunity to be heard, and shall receive a written statement of charges against her/him at least 30 days before the meeting at which the removal will be voted upon.

SECTION 2.        Recall

         Within 10 days of receipt of a petition signed by at least 51% of the qualified voters demanding the recall of any member(s) of the Tribal Council, the Tribal Chairperson shall call a special election on the question of the recall. The special election shall be held within 30 days from the date of the publication of the notice of the election. The election shall be held in the manner prescribed in the Tribe's Election Ordinance in accordance with Article VII, Section 6 of this Constitution. The decision of a majority of the voters voting in the recall election shall be final, provided that at least 30% of the qualified voters voted in the election.

SECTION 3.        Forfeiture

         Any member of the Tribal Council, or other tribal official who, during the term for which she/he is elected or appointed, is convicted of a felony in any federal or State court shall automatically forfeit her/his office effective on the date of her/his initial conviction in court. Any official found guilty by the Tribal Council of behavior involving misconduct reflecting on the dignity and integrity of the Tribal Council, malfeasance in office, or gross neglect of duty, shall be removed from office by a majority vote of the Tribal Council, in accord with Section 1 of this Article. Any member who shall absent himself from three successive meetings without being excused for cause, shall forfeit all rights of his office.

                           ARTICLE XI - REFERENDUM

         Upon presentation to the Tribal Council of a petition signed by 30% of the qualified voters, the Tribal Council shall either: (1) adopt the provision(s) of the petition by ordinance, resolution or other appropriate action; or (2) call an election at which the issue(s) presented by the petition may be voted on within 60 days, by secret ballot. The Tribal Council shall abide by the vote of the majority of the voters in any such election, provided that at least 51% of the qualified voters have voted.

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                          ARTICLE XI - BILL OF RIGHTS

SECTION 1.

         All members of the Tribe shall enjoy without hindrance, freedom of worship, conscience, speech, press, assembly, and association.

SECTION 2.

         This Constitution shall not in any way alter, abridge or otherwise jeopardize the rights and privileges of the members of the Tribe as citizens of the State of California or the United States.

SECTION 3.

         Individual property rights of any member of the Tribe, vested prior to the adoption of this Constitution, shall not be altered, abridged, or otherwise affected by the provisions of this Constitution.

SECTION 4.

         Tribal members shall have the right to review all tribal records, including financial records, at any reasonable time in accordance with procedures established by the Tribal Council.

SECTION 5. The Tribe, in exercising its powers of self-government, shall not:

         (a) make or enforce any law prohibiting the full exercise of religion, or abridging the freedom of speech or of the press, or the right of the people peaceably to assemble and to petition for redress of grievances;

         (b) violate the right of the people to be secure in their persons, houses, papers, and affects against unreasonable search and seizure, nor issue warrants, but upon probable cause, supported by oath or affirmation, and particularly describing the place to be searched and the person or thing to be seized;

         (c) subject any person for the same offense to be twice put in jeopardy;

         (d) compel any person in any criminal case to be a witness against himself;

         (e) take any private property for a public use without just compensation;

         (f) deny to any person in a criminal proceeding the right to speedy trial, to be informed of the nature and cause of the accusation, to be confronted with their witnesses in favor, and, at his own expense to have the assistance of counsel for his defense;

         (g) require excessive bail, impose excessive fines, inflict cruel and unusual punishments, and in no event impose for conviction of any one offense any penalty or punishment greater than imprisonment for a term of 6 months or a fine of $500 or both;

         (h) deny any person within its jurisdiction the equal protection of its laws or deprive any person of liberty or property without due process of laws;

         (i) pass any bill of attainer or ex post facto law;

         (j) deny to any person threatened with imprisonment the right, upon request, to a trial by jury of not less than 6 persons.

                           ARTICLE XII - AMENDMENTS

         This Constitution may be amended by a majority vote of the qualified voters of the Tribe voting at an election called for that purpose, provided that at least 35% of those entitled to vote shall vote in such election. It shall be the duty of the Tribal Council to call an

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election on a proposed amendment upon presentation of a petition signed by 30%
of the eligible voters. No elections to amend this Constitution may be called except as provided herein.

                          ARTICLE XIII - SEVERABILITY

         If any provisions of this constitution shall in the future be declared invalid by a court of competent jurisdiction, the invalid provision or provisions shall be severed and the remaining provisions shall continue in full force and effect.

                          ARTICLE XIV - RATIFICATION

         This constitution shall be effective when ratified by a majority of the voters eligible to vote thereon, as determined by the provisional Tribal Council described in Article VII, Section 4, in a special election called by the provisional Tribal Council for that purpose.























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